UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2011

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

(Exact name of Registrant as specified in its charter)

Delaware	0-14187	94-2940208
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Registrant” or “Partnership”), owns Lamplighter Park Apartments (“Lamplighter Park”), a 174-unit apartment complex located in Bellevue, Washington. As previously reported, on March 21, 2011 (the “Effective Date”), the Partnership entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, The Ezralow Company, LLC a Delaware limited liability company (the “Purchaser”), to sell Lamplighter Park to the Purchaser for a total sales price of $25,100,000.

On April 22, 2011, the Partnership and the Purchaser entered into a First Amendment to the Purchase and Sale Contract (the “First Amendment”) pursuant to which the expiration of the feasibility period was extended from April 22, 2011 to May 2, 2011 and the expected closing date was extended from May 17, 2011 to May 26, 2011.  In addition, pursuant to the First Amendment, the Purchaser’s right to terminate the contract during the feasibility period will be limited to the Purchaser’s determination of the following: (i) the Purchaser’s ability to purchase the parking lot adjacent to Lamplighter Park and (ii) the availability of all required governmental permits, authorizations, and approvals on conditions reasonably satisfactory to the Purchaser regarding the Purchaser’s intended use and development of the parking lot.

This summary of the terms and conditions of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as an exhibit.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.100      First Amendment to Purchase and Sale Contract between Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership, and The Ezralow Company, LLC, a Delaware limited liability company, dated April 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

By:  ConCap Equities, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: April 27, 2011